EXHIBIT 3

Attorney's Certification

I the undersigned, Ruby Newman, Psagot Exchange Traded Notes Ltd.'s Attorney, hereby certify as follows:

1.	The above composition of signatures is binding on Psagot Exchange Traded Notes Ltd. in respect of the attached report.

2.
The above authorized signatories signed this document before me and were identified by me in person according to an identity card, as required by and in accordance with the Prohibition on Money Laundering Law, 5760-2000 and the orders pursuant thereto.

3.	The resolution concerning Psagot Exchange Traded Notes Ltd.'s authorized signatories was duly adopted, in accordance with Psagot Exchange Traded Notes Ltd.'s incorporation documents.

February 14 , 2016	/s/ Ruby Newman
Date	Ruby Newman, Adv.
Lic. No. 40721
Attorney (signature & stamp)